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                                                                    Exhibit 99.5


                          TRAVELCENTERS OF AMERICA LLC


                      CHARTER OF THE COMPENSATION COMMITTEE

                            Adopted January 12, 2007


I. PURPOSE

The primary purpose and function of the Compensation Committee (the "Committee") is to discharge the responsibilities of the Board of Directors (the "Board") of TravelCenters of America LLC (the "Company"), or to assist the Board in discharging its responsibilities related to: (i) the review and approval of the advisory, management and administrative service agreement(s) of the Company;
(ii) the evaluation of performance by the advisor, manager, and service provider under such advisory, management and administration agreement(s); (iii) the evaluation of the compensation paid under such advisory, management and administration agreement(s); (iv) the evaluation of services provided by individuals who serve as CEO, Treasurer, or any other executive officer of the Company; (v) the evaluation of compensation paid by the Company directly, if any, to any executive officer of the Company or to any employee of or service provider to the Company; (vi) the evaluation of the services provided by the person serving as the director of internal audit for the Company; (vii) the review of compensation of the person serving as the director of internal audit for the Company; and (viii) the approval, evaluation and administration of all equity compensation plans of the Company.

The Committee is also responsible for producing an annual report for inclusion in the Company's annual proxy statement in accordance with applicable rules and regulations.

II. COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence and experience requirements of the Rules of the American Stock Exchange, subject to applicable exceptions permitted thereunder, and any other applicable laws and regulations. In addition, all members of the Committee must qualify as "non-employee" directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and must meet the "outside director" requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

The members of the Committee shall be elected by the Board or an authorized committee thereof, and vacancies on the Committee shall be filled as provided in the Company's Amended and Restated Limited Liability Company Operating Agreement (the "LLC Agreement"). Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. RESPONSIBILITIES AND DUTIES

The following are activities of the Committee designed to promote the fulfillment of its functions as described in this Charter (these functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances):

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1.       The Committee shall annually review and approve the compensation of the
         CEO.

2. The Committee shall consult with the CEO with respect to the Committee's recommendation to the Board for approval of the compensation of all other officers of the Company.

3. The Committee shall annually review and make recommendations to the Board with respect to awards under the Company's incentive share award and stock option plans and any other incentive compensation plans and equity based plans and shall determine and approve any such awards to the CEO based on the evaluation referred to above.

4. The Committee shall annually evaluate the performance of the person serving as the director of internal audit for the Company and determine his (her) compensation.

5. The Committee shall annually (i) review, evaluate and approve any advisory, management and administrative service agreements of the Company, including without limitation, the Company's management and shared services agreement, (ii) evaluate the performance by any advisor, manager, and service provider under any such agreement, and
         (iii) evaluate and approve the compensation paid under any such agreement.

6. The Committee shall not approve any new arrangement or material modification to any existing arrangement in which the Company, directly or indirectly, extends or maintains credit, arranges for the extension of credit or renews an extension of credit, in the form of a personal loan to any director or executive officer of the Company.

7. The Committee shall annually review and discuss with management a draft of the Company's Compensation Discussion and Analysis to be included in the Company's annual report on Form 10-K and annual proxy statement. In connection with such review, the Committee shall produce a report as required by Securities and Exchange Commission rules to be included in the annual proxy statement stating whether (i) the Committee has reviewed and discussed the Compensation Discussion and Analysis with management and (ii) based on the review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K and annual proxy statement.

8. The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the performance of its duties and shall have sole authority to approve fees and other retention terms of any such consultant. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors in connection with its responsibilities and duties under this Charter.

9.       The Committee shall make regular reports to the Board.

10. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance.

11. The Committee shall perform such other duties as the Board may assign to it from time to time.

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IV. GENERAL PROVISIONS

It is expected that the Committee will meet at least one time a year or more frequently as the circumstances require. Meetings of the Committee shall be called and held, and the Committee may act by written consent in lieu of a meeting, as provided in the LLC Agreement.

The Committee is by this Charter delegated the powers of the Board necessary to carry out its purposes, responsibilities and duties provided in this Charter or reasonably related to those purposes, responsibilities and duties.

The Committee may form and delegate authority to subcommittees of one or more members when appropriate. Any subcommittee shall be subject to this Charter. The decisions of any subcommittees to which authority is delegated under this paragraph shall be presented to the full Committee at its next regularly scheduled meeting.